Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BranchOut Food Inc., of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated April 24, 2023, relating to the audit of the financial statements of BranchOut Food, Inc. for the years ended December 31, 2022 and 2021, which appears in BranchOut Food, Inc.’s Registration Statement on Form S-1 as filed on April 24, 2023. We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ M&K CPA’s, PLLC

Houston, TX

July 11, 2023